Exhibit 10.23

Addendum to Lease

This Addendum, dated July 22, 2004, constitutes an addendum to that certain Standard Industrial/Commercial Multi-Tenant Lease (“the Lease”) dated July 22, 2004, by and between (1) LMC-Sorrento Investment Company, LLC, a California limited liability company (“Lessor”), and (2) Ambit Biosciences Corporation, a Delaware corporation (“Lessee”). Lessor and Lessee hereby supplement and amend the Lease, as follows:

1.2 Premises. As used herein, “the Building” means the building commonly known as 4215 Sorrento Valley Road, San Diego, California 92121. The “Unit” consists of a portion of the Building depicted on Exhibit 1 attached hereto. The “Premises” consists of the Unit and Lessee’s interest in the Common Areas.

1.3 Term.

1.3.1 Original Term. The Original Term of the Lease shall commence on the date Lessor delivers to Lessee possession of the Premises (“Commencement Date”), which date is estimated to be July 23, 2004 (“Estimated Commencement Date”). Subject to Lessee’s option to extend and unless sooner terminated as herein provided, the tern of the Lease shall expire at 11:59 p.m. on the last day of the fifth Lease Year (defined below), which date is the expiration of the Original Term (“Expiration Date”). References in the Lease to “Start Date” shall mean the Commencement Date.

1.3.2 Option to Renew. Lessee shall have the right and option to renew the term of the Lease for a further term of five years commencing on the expiration of the Original Term. The option to extend the term of the Lease may be exercised only by the delivery by Lessee to Lessor, not less than nine months prior to the expiration of the term, of written notice of such exercise. Lessee’s exercise of the option shall be irrevocable. Lessee’s occupancy during the option period shall be subject to all terms and conditions of the Lease; however, the Base Rent payable during the option period shall be subject to adjustment as provided in Sections 1.5.3 and 1.5.4 below.

1.5 Base Rent.

1.5.1 Commencement and Adjustment. Commencing on the Commencement Date, Lessee shall pay Base Rent to Lessor, in advance without deduction, offset, notice or demand. During the Original Term and any extended term, Lessee shall not pay any additional rent or fee for parking. Subject to adjustment, as provided below, a schedule of the Base Rent to be paid during the Original Term is as follows:

Applicable Period	Amount/Month

Lease Year 1	$61,316.08
Lease Year 2	$63,768.72
Lease Year 3	$66,319.47
Lease Year 4	$68,972.25
Lease Year 5	$71,731.41

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If the Commencement Date occurs on other than the first day of a calendar month, then the Base Rent for such partial month of the term of the Lease shall be (1) prorated in the proportion that the number of days of the Lease is in effect during such period bears to 30 and (2) paid on the Commencement Date.

1.5.2 “Lease Year” Defined. As used herein, the term “Lease Year” shall mean each 12-month period commencing on the Commencement Date if the Commencement Date is the first day of a calendar month, but otherwise on the first day of the calendar month immediately next following the calendar month in which the Commencement Date occurs, and ending on the last day of the twelfth month thereafter; however, the first Lease Year shall include any partial month in which the Commencement Date occurs if the Commencement Date occurs on a day other than the first day of the month (e.g., if the Commencement Date were July 22, 2004, then the first Lease Year would be July 22, 2004, through July 31, 2005, and each subsequent Lease Year would start on August 1 and end on July 31).

1.5.3 Determination of Base Rent for First Lease Year of Option Period. The Base Rent to be paid by Lessee to Lessor during the first Lease Year of the option period shall be the Market Rental Rate (defined below), but in no event shall the Base Rent for the first Lease Year of the option period be less than the Base Rent for the fifth Lease Year of the Original Term. As used herein, the term “Market Rental Rate” shall mean that rate that is prevailing as of the commencement of the first Lease Year of the option period for comparable space in a comparable building in the Sorrento Valley area of San Diego, California, taking into consideration the size and age of and improvements in the Premises, the five-year term of the option period, and other relevant factors, which Market Rental Rate shall be determined as follows:

(a) By mutual agreement between Lessor and Lessee evidenced in a writing signed by each and mutually delivered or

(b) If Lessor and Lessee have not agreed upon the Market Rental Rate prior to the commencement of the first Lease Year of the option period, then either Lessor or Lessee may submit the issue of Market Rental Rate to determination by arbitration under the auspices of the American Arbitration Association, which shall be conducted pursuant to the commercial rules except as otherwise provided in this Lease. The venue for the arbitration shall be in the City of San Diego. With respect to the conduct of the arbitration, the following shall apply:

(i) Not less than three weeks in advance of the date for the commencement of the arbitration hearing, Lessor and Lessee shall each exchange (1) the name, address and qualifications of any appraiser, broker or other expert intended to be called at the time of the arbitration (each, an “Expert”), (2) any reports and/or data relied upon by the Expert in connection with forming an opinion as to Market Rental Rate, and (3) a statement as to each party’s determination of the Market Rental Rate (“MRR Statement”) (i.e., Lessor shall give to Lessee Lessor’s determination of the Market Rental Rate and vice-versa).

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(ii) For a period of 10 days following the exchange of the MRR Statements, either party may accept the Market Rental Rate stated in the other party’s MRR Statement, and, in such event, the accepted amount will become the Base Rent for the first Lease Year of the option period (e.g., if Lessor delivered to Lessee timely written notice of acceptance of Lessee’s determination of Market Rental Rate as provided in Lessee’s MRR Statement, then the amount shown on Lessee’s MRR Statement would become the Base Rent for the first Lease Year of the option period).

(iii) If neither party accepts the other party’s determination of Market Rental Rate, then the arbitration shall be conducted before a single arbitrator that shall be selected pursuant to the commercial rules. Not less than five days prior to the date set for the hearing for the arbitration, each party shall (1) make available for an oral deposition any Expert whose testimony is expected to be given at the time of the arbitration and (2) deliver to the other party all exhibits that are intended to be entered into evidence at the time of the arbitration.

(iv) Except as provided below, each party shall bear its own attorney’s fees and Expert’s fees. Except as provided below, each party shall share equally any administrative fees owed to the American Arbitration Association and the reasonable hourly fees owed to the arbitrator. Notwithstanding the foregoing, if the amount of the Market Rental Rate stated in Lessee’s MRR Statement is less than 95 percent of the Market Rental Rate determined by the arbitrator, then the arbitrator may, in the arbitrator’s discretion, assess against Lessee costs incurred by Lessor in connection with the arbitration, including, without limitation, reasonable attorney’s fees, Expert’s fees, arbitrator’s fees and administration fees. If the amount of the Market Rental Rate stated in Lessor’s MRR Statement is greater than 105 percent of the Market Rental Rate determined by the arbitrator, then the arbitrator may, in the arbitrator’s discretion, assess against the Lessor costs incurred by Lessee in connection with the arbitration, including, without limitation, reasonable attorney’s fees, Expert’s fees, arbitrator’s fees and administration fees.

(v) Following rendition of the arbitrator’s award, either party may petition the Superior Court of the State of California for the County of San Diego to have the award confirmed and entered as a judgment.

Pending determination of the Market Rental Rate for the option period, Lessee shall pay to Lessor Base Rent in an amount equal to 104 percent of the Base Rent in effect during the fifth Lease Year. If the Market Rental Rate is greater than 104 percent of the Base Rent payable during the fifth Lease Year, then, within 30 days following the arbitrator’s decision determining the amount of the Market Rental Rate, Lessee shall pay to Lessor the difference between (1) the Base Rent that should have been paid during the first Lease Year of the option period based upon the Market Renal Rate and (2) the actual amount of the Base Rent paid by Lessee during the first Lease Year of the option period. If it is determined that the Market Rental Rate is less than 104 percent of the Base Rent payable during the fifth Lease Year, then Lessee shall be entitled to credit against Base Rent next coming due in an amount equal to the excess paid by Lessee.

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1.5.4 Determination of Base Rent for Subsequent Lease Years of the Option Period. The Base Rent for each subsequent Lease Year of the option period will be equal to the amount derived by multiplying the Base Rent for the prior Lease Year of the option period by 1.04. By way of example, if the Base Rent for the first Lease Year of the option period were determined to be $78,000.00, the Base Rent for the second, third, fourth, and fifth Lease Years of the option period would be $81,120.00, $84,364.80, $87,739.39, and $91,248.97.

1.7(e) Amount Due on Execution. Upon execution of this Lease, Lessee shall pay to Lessor $122,632.16, $61,316.08 of which shall be applied to Base Rent for the first month of the Original Term and $61,316.08 of which shall be the Security Deposit. As of execution of this Lease, Lessor has not furnished to Lessee an estimate of Common Area Operating Expenses. Lessee shall commence to pay estimated payments of Lessee’s Share of Common Area Operating Expenses when the estimate is delivered to Lessee.

1.8 Agreed Use. The agreed use is for biotechnology research and development and related office uses, subject to Lessee’s compliance with applicable zoning and any existing recorded land use restrictions.

2.2 Condition. Notwithstanding anything to the contrary in Paragraph 2.2, should a noncompliance with this warranty be of a latent nature, such six-month and 30-day time limitation shall not apply, and Lessor shall rectify such noncompliance, at Lessor’s sole cost and expense promptly after receipt of written notice thereof.

2.3 Compliance. Notwithstanding anything in Section 2.3 to the contrary, should a noncompliance with Lessor’s warranty be of a latent nature, such six-month time limitation shall not apply, and Lessor shall rectify such noncompliance, at Lessor’s sole cost and expense, promptly after receipt of written notice thereof.

The provisions of section 2.3(b) are deleted and replaced with the following: “If such Capital Expenditure is not the result of the specific and unique use of the Premises by Lessee (such as governmentally mandated seismic modifications), then the same shall be performed at the sole cost of Lessor.”

2.4 Acknowledgments. This section is hereby deleted in its entirety.

2.5 Lessee as Prior Owner/Occupant. This section is hereby deleted in its entirety.

2.9 Common Areas–Rules and Regulations. If any rule or regulation is in conflict with any term, covenant or condition of this Lease, this Lease shall prevail. Following a written request from Lessee, Lessor shall use commercially reasonable efforts to enforce the rules and regulations against other tenants of the Building.

2.10 Common Areas–Changes. Lessor shall not exercise Lessor’s rights under Paragraph 2.10 of the Lease in a manner that materially and adversely affects Lessee’s use of the Premises.

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3.3. Delay in Possession. Notwithstanding anything in this Lease to the contrary, if possession is not delivered within 30 days after the Estimated Commencement Date, then Lessee may, at its option, by notice in writing until such delivery of possession, cancel this Lease, in which event Lessor shall return all sums previously paid or deposited by Lessee and the parties shall be discharged from all obligations hereunder.

4.2 Common Area Operating Expenses/Management Fees. Common Area Operating Expenses shall include all fees incurred by Lessor for third-party professional management of the Project; however, such fee shall not exceed an amount that is commercially reasonable for the area in which the Project is located and in no event more than three percent of the total Base Rent from all tenants of the Project. If Lessor does not engage the services of a third-party professional management company (i.e., if Lessor self-manages the Project), Common Area Operating Expenses will include a charge for Lessor’s management equal to three percent of total Base Rent from all tenants of the Project. As of the Commencement Date, the Project will be managed by Lessor. Lessor may, at any time, change the company that manages the Project. Common Area Operating Expenses do not include the following:

4.2.1 Any fines, penalty charges, or interest incurred by Lessor due to violation of law or late payment, violation of this Lease or any other lease in the Property, or due to Lessor’s negligence or willful misconduct.

4.2.2 The cost of repairs or other work occasioned by casualty or as a result of condemnation, construction defect or code violation.

4.2.3 Expenses incurred in connection with the services provided to others but not to Lessee.

4.2.4 Expenses incurred in connection with drafting or enforcing leases, such as, but not limited to, accounting, legal, architectural, space planning, or engineering fees, advertising, or promotions costs.

4.2.5 Repairs and maintenance necessary because of negligence or willful misconduct of other tenants, their officers, agents, employees, invitees, licensees, and those parties working through or under those tenants.

4.2.6 Costs for alterations of other tenants’ premises prior to and during duration of leases.

4.2.7 Interest and principal payment on mortgages and other debt costs.

4.2.8 Rent payments under ground leases.

4.2.9 Capital expenditures that are discretionary in nature and do not otherwise (1) constitute a repair or replacement of existing fixtures, equipment, or improvements or (2) have the intended effect of reducing Common Area Operating Expenses.

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4.2.10 Costs for Lessor’s overhead and management expenses in excess of the amounts described above.

4.2.11 Overhead profit increments paid to Lessor’s subsidiaries or affiliates for management or other services on or to the building or for supplies or other materials to the extent that the cost of the services, supplies, or materials exceeds the cost that would have been paid had the services, supplies, or materials been provided by unaffiliated parties on a competitive basis.

4.2.12 Leasing commissions, attorneys’ fees, costs, disbursements, and other expenses incurred in connection with negotiations or disputes with tenants, leasing, renovating, or improving space for tenants or other occupants or prospective tenants or other occupants of the Building.

4.2.13 Any depreciation on the Building or Project.

4.2.14 Costs incurred due to Lessor’s violation of any terms or conditions of this Lease or any other lease relating to the Building or Project.

4.2.15 All rental and other payable due under any ground or underlying lease or any lease for any equipment ordinarily considered to be of a capital nature (except janitorial equipment that is not affixed to the Building.)

4.2.16 Any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Lessor.

4.2.17 Advertising and promotional expenditures.

4.2.18 Costs of repairs and other work occasioned by fire, windstorm, or other casualty of an insurable nature.

4.2.19 Wages, salaries, or other compensation paid to any executive employees above the grade of building manager.

4.2.20 The cost of correcting any building code or other violations that were violations prior to the Commencement Date.

4.2.21 The cost of containing, removing, or otherwise remediating any contamination of the Project (including the underlying land and ground water) by any toxic or hazardous materials (including, without limitation, asbestos and PCBs), where such contamination was not caused by Lessee.

4.2(e) Audit Rights. Lessor shall keep complete and accurate records in accordance with good bookkeeping and accounting practices regarding all Common Area Operating Expenses. Lessee shall have the right to audit such records for each calendar year

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during the term of this Lease by notifying Lessor within 120 days following the end of each such calendar year and/or 120 days after Lessor has furnished Lessee a statement of such actual expenses. If an audit (performed by a certified public accountant on behalf of Lessee) reveals that Lessor has overcharged Lessee for common Area Operating Expenses, Lessor shall refund the amount overcharged within ten days after such determination has been made. If Lessor has overcharged Lessee by more than 5 percent, Lessor shall refund the overcharged amount and, in addition, shall pay the costs of Lessee’s audit.

6.2 Hazardous Substances. Other than any matters that may be disclosed in the environmental report prepared for Pfizer (the prior occupant of the Building) (a copy of which has been made available to Lessee), Lessor represents and warrants that Lessor has no actual knowledge of the presence on the Premises of any Hazardous Substances (defined below).

6.2.1 Definition of “Hazardous Substance.” As used herein, the term “Hazardous Substance” means any hazardous or toxic substance, material or waste that is or becomes regulated by any local governmental authority, the State of California or the United States government. The term “Hazardous Substance” includes, without limitation, any material or substance that is (i) defined as a “hazardous waste,” “extremely hazardous waste,” or “restricted hazardous waste” under Section 25515 or 25117 or listed pursuant to Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 2, Chapter 6.8 (Carpenter-Presly-Tanner Hazardous Substance Account Act), (iii) defined as a “Hazardous Substance,” “hazardous substance,” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Substances), (iv) petroleum, (v) asbestos, (vi) listed under Article 9 and defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (vii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. section 1317), (viii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conversation and Recovery Act, 42 U.S.C. section 6901, et seq. (42 U.S.C section 6903), (ix) defined as “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. section 9601, et seq. (42 U.S.C. section 9601), or (x) any other material, substance, product or compound for which Lessee must obtain a license from California Department of Health Services or similar federal, state, or local agency lawfully to use or store such material, substance, product or compound anywhere in the Project.

6.2.2 Prohibition/Compliance. Lessee shall not cause or permit Lessee’s agents, employees, or contractors to bring, keep, or use in or about the Project any Hazardous Substance in violation of applicable law. If Lessee breaches the obligation stated in the preceding sentence, then Lessee shall indemnify, defend and hold harmless Lessor, its agents and contractors from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, damages arising from any adverse impact on marketing of space in the Premises and sums paid in settlement of claims, attorney’s fees, consultant’s fees and expert’s fees) that arise during or after

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the Lease term as a result of such breach; provided, however, the foregoing indemnification obligation shall not cover losses and damages to the extent caused by Lessor’s negligence, willful misconduct or breach of this Lease. Lessee’s indemnification obligation includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Substance present in the air, soil or ground water above on or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Substance on the Premises, the Project, or any adjacent property, caused or permitted by Lessee’s employees, agents, or contractors results in any unlawful contamination of the Premises, the Project, or adjacent property, Lessee shall promptly take all actions at its sole expense as are necessary to ensure that, with respect to such unlawful contamination, the Premises, the Project, and any adjacent property meets all applicable local, state and federal laws and any regulations or standards promulgated thereunder, in effect now or in the future, including requirements by any governmental agency or imposed by any governmental order or court having jurisdiction over the Premises, the Project, or any adjacent property, provided that Lessor’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises.

6.2.3 Business. Lessor acknowledges that this Section 6.2 does not prohibit Lessee from operating its business as described in Section 1.8 above. Lessee may operate its business according to the custom of the industry so long as the use or presence of Hazardous Substances is strictly and properly monitored according to all applicable governmental requirements and pursuant to and in compliance with all required licenses, approvals, and permits. As a material inducement to Lessor to allow Lessee to use Hazardous Substances in connection with its business, Lessee agrees to deliver to Lessor prior to the Commencement Date a list identifying each type of Hazardous Substance to be present on the Premises and setting forth any and all governmental approvals, licenses, or permits required in connection with the presence of such Hazardous Substance on the Premises (“Hazardous Substance List”). Lessee shall deliver to Lessor an updated Hazardous Substance List at least once a year. Lessee shall deliver to Lessor true and correct copies of the following documents (hereinafter referred to as the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Substances prior to the Commencement Date or, if unavailable at that time, concurrent with the receipt from or submission to a governmental agency: licenses, permits, approvals, reports and correspondence, storage and management plans, notice of violations of any laws, plans relating to the installation of any storage tanks to be installed in or under the Project (provided that said installation of tanks shall be permitted only after Lessor has given Lessee its written consent to do so, which consent may be withheld in Lessor’s sole and absolute discretion), and all closure plans or any other documents required by any and all federal, state and local governmental agencies and authorities for any storage tanks installed in, on, or under the Project for the closure of any such tanks. Lessee is not required, however, to provide Lessor with any portion(s) of the Documents containing information of a proprietary nature, which, in and of themselves, do not contain a reference to any Hazardous Substance or hazardous activities.

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6.3 Lessee’s Compliance with Requirements. Anything to the contrary contained in this Lease notwithstanding, Lessee shall not be responsible for compliance with any Applicable Requirements where (i) the noncompliance existed prior to the Start Date or (ii) such compliance would require capital expenditures and is not related specifically to Lessee’s use and occupancy of the Premises. For example, if any governmental authority should require the Building or the Premises to be structurally strengthened against earthquake or the removal of asbestos from the Premises and such measures are imposed as a general requirement applicable to all tenants rather than as a condition to Lessee’s specific use or occupancy of the Premises, such work shall be performed by and at the sole cost of Lessor.

6.4 Inspection/Compliance. Lessor and Lessor’s Lender and consultants shall have the right to enter into the Premises at any time in the case of an emergency, the determination of which shall require Lessor to be reasonable, and otherwise at reasonable times with reasonable notice (of at least 48 hours) for the purpose of inspecting the condition of the Premises and for verifying compliance by Lessee with the Lease. Lessor shall use reasonable efforts to provide Lessee with notice in the event of an emergency. In the event of any entry by Lessor onto the Premises, Lessor shall be subject to Lessee’s reasonable security requirements and shall use its best efforts not to interfere with the conduct of Lessee’s business. Lessor shall pay the cost of any such inspections, unless a material violation by Lessee is found to exist or be imminent, or the inspection is requested or ordered by a governmental authority and Lessee has failed to adequately respond. In such case, Lessee shall, upon request, reimburse Lessor for the reasonable cost of such inspections, so long as such inspection is directly related to the violation or contamination.

6.5 Clearances Required upon Surrender. At the time Lessee surrenders possession of the Premises following expiration of the term or termination of the Lease, Lessee shall deliver to Lessor written evidence that Lessee has obtained from all appropriate governmental agencies approval of decontamination of the Premises and decommissioning of any licenses, permits, or approvals received by Lessee pertaining to Hazardous Substances used or stored by Lessee at the Project. Lessee shall be deemed to be a holdover tenant if (1) Lessee has not obtained all such approvals at the time Lessee surrenders possession and (2) Lessor may not lawfully allow occupancy of the Premises without such approvals (e.g., if (1) Lessee used radioactive materials in the Premises pursuant to a license or permit issued by an agency of California and (2) at the time Lessee surrendered possession, the agency had not approved the Premises to be occupied by another tenant until the license or permit was fully decommissioned, then Lessee would be deemed to be a holdover tenant until the agency decommissioned the license and allowed the Premises to be re-occupied).

7.2 Lessor’s Obligations. Notwithstanding the provisions of Paragraph 7.2, if Lessor fails to timely perform its maintenance and repair obligations hereunder, and, as a consequence, Lessee’s use of the Premises is substantially impaired, Lessee shall have the right to cause such repair or maintenance to be performed at Lessor’s expense and to deduct the costs thereof, together with interest thereon at 10 percent per annum, from the Rent payable to Lessor.

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7.4 Alterations–Ownership/Removal. If a conflict exists between Paragraph 7.4 of the Lease and Paragraph 50.4.3 of this Addendum, the provisions of this Addendum shall prevail. Notwithstanding any provision in this Lease to the contrary:

(a) Lessee shall not be required to remove any improvements and fixtures installed by Lessee in, on or about the Premises pursuant to Lessee’s repair obligation under this Lease.

(b) Lessee’s surrender obligation shall also be subject to casualty and condemnation.

8.3 Earthquake Insurance. As part of the insurance pertaining to the Building and improvements on the Premises, the Insuring Party shall obtain and keep in force a policy in the name of Lessor with loss payable to Lessor and Lender insuring loss or damage to the Premises caused by earthquake, but only if required by Lender. The current Lender requires earthquake insurance.

8.7 Indemnity. Except for Lessee’s negligence or willful misconduct and, subject to Paragraphs 8.6 and 8.8 of the Lease, Lessor shall indemnify, protect, defend and hold harmless Lessee and Lessee’s employees, officers, agents, directors, and shareholders, and the successors and assigns of each of the foregoing, from any and all claims, demands, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with (i) Lessor’s or Lessor’s agents breach of any covenant, representation or warranty under this Lease and (ii) Lessor’s or Lessor’s agents negligence or willful misconduct. The mutual indemnity obligations of Lessor and Lessee under this Lease shall not, however, release the respective insurers of Lessor and Lessee from such insurers’ obligations under any policies covering their respective insureds.

8.8 Exemption of Lessor from Liability. The provisions of Section 8.8 shall in no event be interpreted to release Lessor from any liability that arises due to Lessor’s gross negligence or willful misconduct.

9.2 Partial Damage–Insured Loss. Section 9.2 shall be deemed to end after the phrase “full force and effect.”

9.5 Damage Near End of Term. The reference is in the first sentence to “one month’s Base Rent” shall instead be deemed to be a reference to “six months’ Base Rent.”

9.6(c) Abatement of Rent; Lessee’s Remedies. Notwithstanding anything to the contrary in Paragraph 9, if Lessee’s use of the Premises is substantially impaired as a consequence of a casualty, Lessee shall have the right to terminate this Lease under the following circumstances:

(i) The reasonably estimated time (as determined by Lessee as of the date of the casualty) that the substantial impairment of Lessee’s use of the Premises will continue is more than 120 days, in which case Lessee may terminate this Lease by delivery to Lessor of

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written notice within 30 days following the date of the casualty, and this Lease shall terminate upon the earlier of (1) the date on which Lessee vacates the Premises or (2) 30 days after Lessor’s receipt of Lessee’s notice.

(ii) The actual duration of the substantial impairment exceeds the greater of (1) 120 days following the date of the casualty or (2) 30 days after the reasonably estimated time (as determined by Lessee as of the date of the casualty) that the substantial impairment of Lessee’s use of the Premises would continue, in which case Lessee may deliver to Lessor written notice that Lessee intends to terminate this Lease, and this Lease shall terminate if within 30 days after receipt of the notice, Lessor fails to complete repairs to the extent necessary to cause the substantial impairment to be abated.

Additionally, if this Lease is terminated by either Lessor or Lessee pursuant to Article 9, Lessee shall not be required to pay for any insurance deductibles as part of Lessor’s insurance cost or otherwise.

11. Utilities. Lessee acknowledges that utilities furnished to the Premises are not separately metered. Subject to Lessee’s reimbursement obligation below, Lessor shall pay for all utilities furnished through a common meter. If the Project is occupied solely by Lessee, Lessee shall pay Lessor for all utilities furnished to the Project. If the Project is occupied by Lessee and one or more other tenants, Lessor shall reasonably determine the amount of utilities used by each tenant, including Lessee, and Lessee shall pay Lessor for the amount of Lessee’s utilities usage as reasonably determined by Lessor, and such payment shall be due on the later of (1) 20 days following Lessee’s receipt of a statement from Lessor advising Lessee of the amount due or (2) the date on which the next installment of Base Rent is due.

12.1(b) Lessor’s Consent Required. Notwithstanding any contrary provision contained in this Lease, Lessee may assign this Lease or sublet the Premises or any portion thereof, without Lessor’s consent, to any entity that controls, is controlled by, or is under common control with Lessee; to any entity that results from a merger of, reorganization of, or consolidation with Lessee or to any entity that acquires substantially all of the stock or assets of Lessee, as a going concern, with respect to the business that is being conducted in the Premises (each a “Permitted Transfer” and each such entity a “Permitted Transferee”). In addition, a sale or transfer of the capital stock of Lessee shall be deemed a Permitted Transfer if (1) such sale or transfer occurs in connection with any bona fide financing or capitalization for the benefit of Lessee or (2) Lessee is or becomes a publicly traded corporation. With respect to a Permitted Transfer (1) all requirements of Paragraph 12 of the Lease shall apply other than (i) the requirements for Lessor’s prior written consent and (ii) the requirement for payment of a fee under Paragraph 12.2(e) of the Lease and (2) the Permitted Transferee shall be required to fully (i) assume the Lessee’s obligations under the Lease in the case of a Permitted Transfer constituting assignment of Lessee’s interest under the Lease or (ii) guaranty Lessee’s obligations under the Lease in the case of any other Permitted Transfer.

12.1(d) Lessor’s Consent Required. Section 12.1(d) is hereby modified such that the provision ends immediately following the reference to “Paragraph 13.1(c)”.

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12.3 Rent Recapture. With the exception of any Permitted Transfers, Lessee shall pay to Lessor, as additional rent, if and when received by Lessee, 50 percent of any excess rent or other premium on the assignment, subleasing or other transfer (e.g., if the assignment, sublease or other transfer document provides that the assignee, subtenant or other transferee thereunder is to pay any amount in excess of the rent and other charges due under this Lease, whether such premium be in the form of an increased monthly or annual rental, lump sum payment in consideration of the assignment, sublease or other transfer or consideration of any other form, including a sale of goodwill and/or a covenant not to compete or payment for furniture, fixtures or inventory in an amount in excess of the reasonable value thereof) after first deducting the reasonable costs incurred by Lessee in obtaining the assignment, sublease or transfer, including, without limitation, reasonable brokerage commissions and reasonable costs of leasehold improvements made by Lessee.

13.1(c) The following proviso is hereby added to the end of Section 13.1(c): “, provided that if the nature of Lessee’s Default is such that more than 10 days are reasonably required for its cure, then it shall not be deemed to be a Breach if Lessee commences such cure within said 10-day period and thereafter diligently prosecutes such cure to completion.”

13.2 Lessor’s Remedies. In the event of any Breach by Lessee, Lessor may, at any time thereafter, with or without notice or demand and without limiting Lessor in the exercise of any right or remedy that Lessor may have by reason of such Breach, maintain Lessee’s right to possession in which case the Lease shall continue in effect whether or not Lessee shall have abandoned the Premises. In such event, Lessor shall be entitled to enforce all of Lessor’s rights and remedies under the Lease, including the right to recover the rent as it becomes due hereunder. The parties acknowledge and agree that Lessor shall have the remedy under Civil Code section 1951.4, which provides in part:

The lessor has the remedy described in California Civil Code section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations).

13.4 Late Charges. The late charge described in Paragraph 13.4 is hereby changed to 5 percent, and the five-day period is changed to a five-business-day period.

14. Condemnation. Notwithstanding anything to the contrary in Paragraph 14, in the event that a partial condemnation occurs of such a nature that Lessee reasonably determines that such partial condemnation will materially interfere with the conduct of Lessee’s business, Lessee shall be entitled to terminate this Lease by delivering written notice to Lessor at any time within six months following the date on which the condemning authority takes possession that initiates the material interference. If Lessee elects to terminate this Lease as provided in the preceding sentence, Lessee’s notice shall specify the date on which termination shall occur, which date shall not be later than 90 days following Lessor’s receipt of the notice. In the event of either a partial or total condemnation, Lessee shall be entitled to any condemnation award or payment made under threat of condemnation for loss of goodwill, moving costs, the unamortized portion

12.

of any tenant improvements made at the expense of Lessee, and loss of Lessee’s personal property and trade fixtures.

16(c) Financial Statement. Lessor shall not request financial statements of Lessee pursuant to Paragraph 16.2 more frequently than once every six months during the term hereof. Lessee’s obligations are limited to its existing or published financial statements.

20. Limitation of Liability. The limitation of liability set forth in Section 20 shall not apply in the event Lessor fails to deliver the Security Deposit to a transferee or assignee as set forth in Section 17 of the Lease.

23. Notices. The provisions of Section 23 of the Lease shall not apply to any notices that are required to be served by Lessor as a condition precedent to the initiation of a special proceeding for unlawful detainer. Any notices required to be served as a condition precedent to the initiation of a special proceeding for unlawful detainer (including any notices under Section 13.1 of the Lease) shall be served in accordance with Code of Civil Procedure section 1162 as such section may be subsequently amended, repealed or replaced. With respect to all other notices, the parties acknowledge and agree that, in addition to the manner of delivery provided in Section 23 of the Lease, notices may be delivered by Federal Express or other similar overnight delivery service that provides evidence of receipt. If notice is delivered by Federal Express or such other overnight delivery service, the notice shall be deemed delivered as of the date shown by the evidence of receipt.

30. Attornment and Nondisturbance. Lessee acknowledges that the Subordination, Nondisturbance and Attornment Agreement attached hereto as Exhibit 2 is in form and content acceptable to Lessee and constitutes a commercially reasonable nondisturbance agreement within the meaning of Section 30.3 of the Lease.

31. Attorney’s Fees. Lessor shall further be entitled to recover reasonable attorney’s fees incurred in connection with any hearing or motion for assumption or rejection of the Lease under Title 11 of the United States Code. Lessee shall be further entitled to recover reasonable attorney’s fees in connection with any hearing or adversary proceedings related to this Lease in any bankruptcy case filed by or against Lessor.

32. Lessor’s Access. Notwithstanding the provisions of Section 32, Lessor shall provide Lessee with at least 48 hours’ prior actual notice before entering the Premises. In the event of an emergency, the determination of which shall require Lessor to be reasonable, Lessor shall use its best efforts to provide Lessee with notice reasonable in such situation. In the event of any entry by Lessor onto the Premises, Lessor shall comply with Lessee’s reasonable security requirements and shall use reasonable efforts not to interfere with the conduct of Lessee’s business.

34. Signage. All signs placed in the exterior of the Premises and/or upon the Building shall be subject to Lessor’s prior written approval, which shall not be unreasonably withheld or delayed.

13.

50. Lessee’s Work.

50.1 Approval of Lessee’s Plans, Specifications and Contractor. Within the earlier of (1) one year following execution of the Lease or (2) 180 days following funding of the sale of Lessee’s Series C Preferred Stock, Lessee shall cause to be prepared and delivered to Lessor (1) preliminary space plan drawings and (2) preliminary specifications for the improvements, fixtures and equipment to be installed into the Premises. Within five business days following Lessor’s receipt of the preliminary plans and specifications, Lessor shall provide to Lessee approval of such preliminary plans and specifications unless Lessor has a reasonable and material objection thereto. Within 90 days following Lessor’s approval of the preliminary plans and specifications, Lessee shall cause to be prepared and delivered to Lessor (1) working plans that are sufficiently detailed in order to apply for and obtain a building permit for the interior improvements to the Premises that shall be based upon the preliminary plans previously approved by Lessor and (2) final specifications for the improvements, fixtures and equipment to be installed into the Premises that shall be based upon the preliminary specifications previously approved by Lessor. Within five business days following Lessor’s receipt of the working plans and specifications, Lessor shall approve such plans and specifications unless Lessor has a reasonable and material objection thereto. Following Lessor’s approval of the working plans and specifications, Lessee shall submit the working plans and specifications to the Building Inspection Department of the City of San Diego for the purpose of obtaining a building permit for the construction of the work described in the working plans and specifications (hereinafter “Lessee’s Work”). If, during the course of construction of Lessee’s Work, Lessee determines that it is necessary or desirable to make a material change to the working plans and specifications, then such proposed change shall be first submitted to Lessor for Lessor’s review and approval, which shall not be unreasonably withheld or delayed. Prior to commencement of Lessee’s Work, Lessee shall submit to Lessor the name, telephone number, license number and contact representative for the general contractor that Lessee intends to use to accomplish Lessee’s Work. Within three business days following Lessor’s receipt of such information concerning the proposed general contractor, Lessor shall approve Lessee’s selection of the general contractor unless Lessor has a reasonable and material objection thereto. If Lessor’s lender that is furnishing all or a portion of the funds for Lessor’s Allowance requires similar rights of approval of the plans, specifications and/or contractor, Lessee shall cooperate with Lessor to satisfy such lender’s reasonable requests for information and requirements for approval.

50.2 Completion of Lessee’s Work. Following Lessor’s approval of the working plans and specifications and the issuance by the City of San Diego of a building permit for Lessee’s Work, Lessee shall, thereafter, diligently, competently and expeditiously, complete Lessee’s Work. With the exception of Lessor’s obligations with respect to payment of Lessor’s Allowance (defined below), Lessee shall indemnify and hold harmless Lessor from and against any and all claims, liabilities, damages, penalties, fines and costs (“Claims”) arising out of or relating to the completion of Lessee’s Work, including, without limitation, any claims of lien for payment by any general contractor, subcontractor and/or material supplier and/or any claim for death or injury to persons and/or damage to property; provided, however, the foregoing indemnification obligation shall exclude Claims to the extent arising from Lessor’s negligence, willful misconduct or breach of this Lease.

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50.3 Lessor’s Allowance. Concurrently with Lessee’s delivery to Lessor of (1) a building permit for Lessee’s Work and (2) written evidence that Lessee has received in Lessee’s bank account at least $20,000,000.00 from the sale of Series C Preferred Stock, Lessor shall deliver to Lessee $100,000.00 (“Lessor’s Allowance”) to be used to pay a portion of the cost of Lessee’s Work.

50.4 Special Provisions Re Lessee’s Work. With respect to Lessee’s Work, Lessor and Lessee further agree:

50.4.1 Interior Accessibility Requirements. To the extent required to obtain a building permit to perform Lessee’s Work, Lessee shall be responsible for installing into the interior of the Building all improvements that may be required to comply with Americans with Disabilities Act and/or any other similar laws concerning accessibility. Lessor shall, at Lessor’s sole cost and expense, be responsible for compliance with any such laws as they pertain to the exterior parking areas, walkways, and driveways of the Premises and entrances to the Building.

50.4.2 Roof. In the course of performing Lessee’s Work, Lessee shall be responsible to repair any penetrations made to the roof of the Building. Lessee shall not do anything that may cause the protections under Lessor’s roof warranty to be reduced or terminated.

50.4.3 Improvements Surrendered upon Expiration/Termination of Lease. All of Lessee’s Work shall, upon expiration or termination of the Lease, be surrendered to Lessor and shall become Lessor’s property and in no event shall Lessee have any obligation to remove Lessee’s Work upon surrender of the Premises. Lessee acknowledges and agrees that any fume hoods, laboratory benches, laboratory sinks, and similar systems installed by Lessee, if any, shall not constitute Lessee’s fixtures that Lessee is entitled to remove upon the expiration or termination of the Lease. Lessor agrees that as to the portion of Lessee’s Work that is in the nature of general office and conference room improvements, Lessee shall not be obligated to remove such improvements and restore the Premises upon expiration or termination of this Lease. Lessor reserves the right, upon expiration or termination of this Lease, to require Lessee to remove any alterations made by Lessee to the laboratory portion of the Premises and restore such laboratory space to the condition delivered to Lessee on the Commencement Date.

51. Lessor’s Warranty. Lessor hereby warrants that it is the fee owner of the Premises, that it has authority to enter into this Lease, and that it shall take all actions necessary, at its expense, to defend Lessee’s rights to possession of the Premises.

52. Delivery of Financial Statements. Within 30 days following Lessor’s request therefor, Lessee shall deliver to Lessor a copy of Lessee’s most recently prepared audited financial statement. Within 20 days following Lessor’s written request therefor, Lessee shall deliver to Lessor Lessee’s most recently prepared unaudited financial statement as maintained by Lessee for the period commencing at the beginning of the then-current fiscal year. As used herein, the team “financial statement” shall mean a detailed balance sheet and detailed statement of income and expenses prepared in accordance with generally accepted accounting principals

15.

and otherwise in the manner Lessee customarily prepares such documents. Lessee’s obligations hereunder are subject to the provisions of Section 16(c) of this Addendum above.

53. Lender’s Consent and Nondisturbance. The obligations of Lessor and Lessee under the Lease are conditioned upon receipt by Lessor, on or before September 15, 2004, of (1) written approval from Aegon (i.e., Lessor’s existing lender) (“Aegon”) of the terms of this Lease and (2) a nondisturbance agreement signed by Aegon in a form reasonably acceptable to Lessee. If on or before September 15, 2004, Aegon fails to deliver written approval of this Lease and a signed nondisturbance agreement reasonably acceptable to Lessee, then the following shall apply:

53.1 At any time after September 15, 2004, either party may deliver to the other party written notice of intention to terminate this Lease (“a Termination Notice”).

53.2 If Lessee delivers to Lessor a Termination Notice, then this Lease will terminate unless, with 15 days following receipt of the Termination Notice, (1) Aegon delivers written approval of this Lease and a signed nondisturbance agreement reasonably acceptable to Lessee and (2) Lessor delivers to Lessee a written waiver of Lessor’s right to deliver a Termination Notice.

53.3 If Lessor delivers to Lessee a Termination Notice, then this Lease will terminate unless, within 15 days following receipt of the Termination Notice, (1) Aegon delivers written approval of this Lease and (2) Lessee delivers to Lessor a written waiver of Lessee’s right to deliver a Termination Notice.

54. Interpretation. Except as the context may otherwise require, references to “the Lease” or “this Lease” shall mean collectively (1) the Standard Industrial/Commercial Multi-Tenant Lease dated July 22, 2004, by and between Lessee and Lessor and all exhibits attached thereto and (2) this Addendum.

Lessor:		Lessee:

LMC-Sorrento Investment Company, LLC,		Ambit Biosciences Corporation,
a California limited liability company		a Delaware corporation

By	/s/ Lee M Chesnut	By	/s/ M Salka

Lee M. Chesnut, Manager	Print Name	M Salka

Title	CEO

Schedule of Exhibits

Exhibit 1	Diagram Depicting the Unit
Exhibit 2	Subordination, Nondisturbance and Attornment Agreement

16.

Exhibit 1

Diagram Depicting the Unit

[TO BE ADDED]

Exhibit, Page 1 of 1

Exhibit 2

RECORDING REQUESTED BY:

WHEN RECORDED MAIL TO:

For Recorder’s Use Only

Subordination, Nondisturbance and Attornment Agreement

This Agreement is made and entered into this     day of                     ,             , by and among                     (1)                                                                                   (“Tenant”), (2)                                                                                  (“Lender”), and (3)                                                                                    (“Landlord”).

Recitals

WHEREAS, Landlord executed a Lease (“the Lease”) dated as of                     ,         , in favor of Tenant, covering a certain demised premises therein described that is (1) commonly known as                                                                                  , California                      (“the Demised Premises”), and (2) a portion of certain real property legally described as:

(said parcel of real estate being referred to herein as the “Property”),

WHEREAS, Landlord has executed a Deed of Trust (the “Mortgage”) dated                     , 200    , in the amount of $                    , recorded on                     , 200    , as Document No.                          in the office of the San Diego County Recorder in favor of Lender, payable upon the terms and conditions described therein,

WHEREAS, a condition to said loan is that said Mortgage shall unconditionally be and remain at all times a lien or charge upon the Property, prior and superior to the Lease and to the leasehold estate created thereby,

Exhibit 2, Page 1 of 5

WHEREAS, the parties hereto desire to assure Tenant’s possession and control of the Demised Premises under the Lease upon the terms and conditions therein contained,

NOW, THEREFORE, for and in consideration of the mutual covenants and premises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed by the parties hereto, the parties hereto do hereby agree as follows:

Agreement

1. Subject to the nondisturbance covenants set forth herein, the Lease is and shall be subordinate to the Mortgage and to all renewals, modifications, consolidations, replacements and extensions thereof and to all future advances made thereunder.

2. Should Lender become the owner of the Property, should the Property be sold by reason of foreclosure or other proceedings brought to enforce the Mortgage that encumbers the Property, should the Property be transferred by deed in lieu of foreclosure, or should any portion of the Property be sold under a trustee’s sale, the Lease shall continue in full force and effect as a direct lease between the then-owner of the Property covered by the Mortgage and Tenant upon and subject to all of the terms, covenants and conditions of the Lease for the balance of the term thereof remaining, including any extensions therein provided. Subject to Lender (or the then-owner of the Property) not disturbing Tenant’s right of possession, Tenant does hereby agree to attorn to Lender or to any such owner as its landlord after Tenant’s receipt of written notice from Lender, and Lender hereby agrees that it will accept such attornment.

3. Notwithstanding any other provision of this Agreement, Lender shall not be (a) liable for any default of any landlord under the Lease (including Landlord), except that Lender agrees to cure any default of Landlord that is continuing as of the date Lender forecloses the Property, which shall be the earliest to occur of (1) delivery of a trustee’s deed following a nonjudicial foreclosure, (2) delivery of a marshal’s deed upon sale of the property following entry of judgment in a judicial foreclosure, and/or (3) delivery of a deed in lieu of foreclosure, within 30 days from the date Tenant delivers written notice to Lender of such continuing default, unless such default is of such a nature to reasonably require more than 30 days to cure and then Lender shall be permitted such additional time as is reasonably necessary to effect such cure, provided Lender commences such cure within such 30-day period and, thereafter, diligently and continuously proceeds to cure such default, (b) subject to any offsets or defenses that have accrued prior to the date of foreclosure as defined above, unless Tenant shall have delivered to Lender written notice of the default that gave rise to such offset or defense and permitted Lender the same right to cure such default as permitted Landlord under the Lease; (c) bound by any rent that Tenant may have paid under the Lease more than one month in advance, (d) bound by any amendment or modification of the Lease hereafter made without Lender’s prior written consent, and (e) responsible for the return of any security deposit delivered to Landlord under the Lease and not subsequently received by Lender.

4. If Lender sends written notice to Tenant to direct its rent payments under the Lease to Lender instead of Landlord, then Tenant agrees to follow the instructions set forth in such written instructions and deliver rent payments to Lender; however, Landlord and Lender agree that

Exhibit 2, Page 2 of 5

Tenant shall be credited under the Lease for any rent payments sent to Lender pursuant to such written notice.

5. All notices that may be or are required to be sent under this Agreement shall be in writing and sent by Federal Express (or similar overnight delivery service) or first-class, certified U.S. mail, postage prepaid, return receipt requested, and sent to the party at the address appearing below or such other address as any party shall hereafter inform the other party by written notice given as set forth above:

TENANT:

Attention

LANDLORD:

Attention

LENDER:

Attention

6. Said Mortgage shall not cover or encumber or be construed as subjecting in any manner to the lien thereof any of Tenant’s improvements or trade fixtures, furniture, equipment or other personal property at any time placed or installed in the Premises. In the event the Property or any part thereof shall be taken for public purposes by condemnation or transfer in lieu thereof or the same are damaged or destroyed, the rights of the parties to any condemnation award or insurance proceeds shall be determined and controlled by the applicable provisions of the Lease.

7. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors in interest, heirs and assigns and any subsequent owner of the Property secured by the Mortgage.

8. The parties to this Agreement waive the right to jury trial with respect to any claim or cross-claim arising out of or relating to this Agreement.

Exhibit 2, Page 3 of 5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

LENDER:	TENANT:

By	By

Print Name	Print Name

Title	Title

LANDLORD:

By

Print Name

Title

Exhibit 2, Page 4 of 5

State of California	)
	)	ss.
County of San Diego	)

On                     , 200    , before me, the undersigned, a notary public in and for said county and state, personally appeared                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that such person executed the same in his/her authorized capacity and that by his/her signature on the instrument, the person or entity upon whose behalf such person acted executed the instrument.

WITNESS my hand and official seal.

State of California	)
	)	ss.
County of San Diego	)

On                     , 200    , before me, the undersigned, a notary public in and for said county and state, personally appeared                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that such person executed the same in his/her authorized capacity and that by his/her signature on the instrument, the person or entity upon whose behalf such person acted executed the instrument.

WITNESS my hand and official seal.

State of California	)
	)	ss.
County of San Diego	)

On                     , 200    , before me, the undersigned, a notary public in and for said county and state, personally appeared                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that such person executed the same in his/her authorized capacity and that by his/her signature on the instrument, the person or entity upon whose behalf such person acted executed the instrument.

WITNESS my hand and official seal.

Exhibit 2, Page 5 of 5